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                                                                    Exhibit 4.07

Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

September 12, 2005

Subject: Cardinal Health, Inc. Annual Report on Form 10-K for the fiscal year ended June 30, 2005 - File No. 1-11373

Dear Sirs:

Neither Cardinal Health, Inc. (the "Company") nor any of its consolidated subsidiaries has outstanding any instrument with respect to its long-term debt, other than those filed as an exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2005, under which the total amount of securities authorized exceeds 10% of the total assets of the registrant and its subsidiaries on a consolidated basis. In accordance with paragraph (b)(4)(iii) of Item 601 of Regulation S-K (17 CFR Sec. 229.601), the Company hereby agrees to furnish to the Securities and Exchange Commission, upon request, a copy of each instrument that defines the rights of holders of such long term debt not filed or incorporated by reference as an exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2005.

Very truly yours,

Cardinal Health, Inc.


/s/ Brendan A. Ford
-------------------------------------
Brendan A. Ford
Interim General Counsel and Secretary